COMPOSITE TECHNOLOGY CORPORATION
Innovative Solutions for the Power Industry

February 28, 2006

EU Energy plc
Technology House
151 Silbury Boulevard
Central Milton Keynes
Buckinghamshire
United Kingdom
MK9 1LH
Attn: Michael Porter, Chairman and CEO
Certain EU Energy Stockholders

Re: Proposed Stock Acquisition

Dear Mr. Porter and certain EU Energy Stockholders:

The purpose of this letter of intent (the "Letter") is to set forth certain binding agreements between Composite Technology Corporation, a Nevada corporation ("Buyer"), EU Energy plc, a United Kingdom corporation ("EU Energy") and stockholders holding more than 70% of EU Energy share capital ("Major EU Energy Stockholders"), with respect to the proposed acquisition by Buyer of the entire share capital of EU Energy on the terms and subject to the conditions set forth below (the "Acquisition"). Subject to the provisions hereof, Buyer, EU Energy and Major EU Energy Stockholders mutually intend to negotiate in good faith towards execution of a mutually satisfactory agreement in an expeditious manner.

1. Description of Transaction.

(a) Stock Acquisition. On the terms and subject to the conditions to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into by Buyer, EU Energy and the stockholders of EU Energy (the "Definitive Agreement"), through which Buyer shall acquire the entire share capital of EU Energy through a share exchange directly with the stockholders of EU Energy. The closing of the Acquisition (the "Closing") shall occur as set forth in the Definitive Agreement.

(b) Purchase Price; Form of Consideration. The total purchase price shall be approximately $60.7 million (U.S.) ("Purchase Price"). Buyer shall pay the Purchase Price at the Closing by issuing one-and-a-half (1.5) share of unregistered, restricted common stock of Buyer for each outstanding share of capital stock of the EU Energy. Based on EU Energy's representation that it has no more than 26,113,110 shares of capital stock outstanding, Buyer shall issue an aggregate of 39,169,665 shares of its common stock in connection with the Acquisition ("Merger Shares"). Each Major EU Energy Stockholder represents that he or it holds that number of capital shares of EU Energy set forth on this Letter's signature page. The deemed price for Buyer's common stock is $1.55 (U.S.) per share ("Share").

(c) Securities Law; Registration. Buyer will issue Merger Shares to EU Energy's stockholders in reliance upon an exemption from registration under Regulation S promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended. Buyer agrees that it shall register the Merger Shares in any subsequent registration statement it files with the SEC, except registrations pursuant to stock incentive plans on Form S-8 or stock issued in connection with subsequent acquisitions on Form S-4 (or their equivalent forms).

2026 McGaw Avenue, Irvine, California 92614 Tel: 949.428.8500 Fax: 949.660.1533 www.compositetechcorp.com

(d) Liquidity. No Major EU Energy Stockholder, or officer or director of EU Energy (collectively, "Restricted EU Energy Stockholders") may sell, transfer or otherwise dispose ("Transfer") of the Merger Shares for a period of 12 months following the Closing ("Lock-up Period") other then for estate planning purposes; provided that such stockholders may sell the lesser of 5% of his Merger Shares or 500,000 Shares during any calendar quarter of the Lock-up Period on a cumulative basis. Notwithstanding the foregoing, no Restricted EU Energy Stockholder may Transfer more than 1,500,000 Shares during any calendar quarter. All EU Energy stockholders will conduct any resales of the Merger Shares in compliance with all relevant securities laws and regulations, will not create any daily low trading prices in either common stock and will not engage in any "short sales" (as defined in Rule 3b-3 under the Securities Act of 1933, as amended). EU Energy represents that neither it, nor any of its affiliates, has engaged in any purchases or sales of the common stock of Buyer within the past 90 days and will not engage in any such transactions prior to the closing of the Acquisition.

2. Definitive Agreement; Representation and Warranties; Indemnities. The Definitive Agreement shall contain usual and customary representations, warranties and indemnifications for a transaction of a type contemplated herein. In addition, EU Energy shall represent and warrant that the balance sheet of EU Energy dated December 31, 2005 presented to Buyer reflects the minimum net assets of EU Energy at Closing less any asset reduction in the normal course of business and that there are no rights or derivative securities (i.e., options, warrants, or convertible debt) to acquire EU Energy capital stock outstanding. All representations and warranties shall survive for one year after the Closing.

3. Due Diligence; Disclosure. EU Energy will provide full access to Buyer and its advisors to conduct a reasonable investigation of information and materials relating to EU Energy's financial, business and legal condition. The due diligence period shall commence on the execution of this Letter by all of the parties and shall terminate 45 days thereafter (the "Due Diligence Period"), which date may be extended by the consent of Buyer and EU Energy. Matters to be reviewed with respect to Buyer's due diligence include but are not limited to, an evaluation and analysis of EU Energy's corporate documents, its management, operations, properties and assets, patents and trademarks, list of creditors, compliance with government regulations, pending deliverables, list of accounts receivables, material contracts and financing documents, litigation and financial statements (disclosing, among other things, available cash, contingent liabilities and a cash flow pro forma), and list of all pending turbines to be delivered with details about when and how much funds are expected. A list of definitive matters to be reviewed may be provided to EU Energy's advisors under separate cover. EU Energy will disclose all material developments affecting its organization to Buyer, including without limitation, developments with FKI and DeWind GmbH.

4. Conditions. The Closing and the Acquisition will be subject to the satisfaction of each of the following conditions, including but not limited to: (a) obtaining, to the extent required, consents or approvals of shareholders (to the extent applicable), governmental bodies, lenders, lessors and other third parties and compliance with any and all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement; (b) absence of material pending or threatened litigation relating to EU Energy or its respective material assets, business and liabilities or the Definitive Agreement; (c) satisfactory completion of Buyer's due diligence investigation; (d) no material adverse change in the business, properties, financial condition or prospects of EU Energy or its respective businesses and assets shall have occurred; (e) evidence that the Acquisition will not materially affect the terms of EU Energy's existing contracts; (f) execution of [five]-year non-competition agreements by and between each Major EU Energy Stockholder and officer and director of EU Energy, on the one hand, and Buyer, on the other; and (g) delivery of closing certificates and other documentation, including without limitation, legal opinion of EU Energy's counsel.

5. Further Agreements.

(a) Management. After the Closing, EU Energy shall be operated as a wholly-owned subsidiary of Buyer. Michael Porter shall continue to serve as its Chief Executive Officer. Porter shall also be appointed to serve on Buyer's Board of Directors after the Closing.

(b) Audit. Prior to and as a condition to Closing, EU Energy shall complete an audit of all necessary financial statements of EU Energy that is in accordance with generally accepted accounting principles applicable in the UK and Germany and also reported in United States ("US GAAP") in order that Buyer's publicly-filed disclosures will comply with its financials and disclosures under U.S. securities laws.

6. Binding Provisions. Upon execution of a counterpart of this Letter by you, the following lettered paragraphs will constitute legally binding and enforceable agreements of Buyer, EU Energy and Major EU Energy Stockholders irrespective of satisfaction of the conditions set forth in Section 4 above, in recognition of the significant costs to be borne by Buyer and EU Energy in pursuing the Acquisition and further in consideration of their mutual undertakings as to the matters described herein:

(a) Purchase Price. The total consideration to be issued by the Buyer as described in paragraph 1(b) shall be binding, subject to a good faith valuation by the Buyer of the $60.7 million (U.S.) valuation assigned to EU Energy.

(b) Best Efforts. Buyer and EU Energy will negotiate in good faith and use their best efforts to arrive at a mutually acceptable Definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date. Buyer and EU Energy will thereupon use their best efforts to effect the Closing and to proceed with the transactions contemplated by the Definitive Agreement as promptly as is reasonably practicable, including without limitation, causing its Board of Directors to recommend the Acquisition to its stockholders if stockholder approval is required and to use its best efforts to cause holders of at least 90% of the outstanding issued share capital of EU Energy to approve the Acquisition.

(c) Confidentiality. In connection with the negotiation and consummation of the transactions contemplated herein, EU Energy will make available to Buyer and its respective representatives all books, records, documents and other information that may reasonably be requested. Buyer shall keep confidential any non-public information obtained from EU Energy hereto. In the event of termination of negotiations, Buyer shall return or cause to be returned to EU Energy all documents and other material obtained from EU Energy in connection with the transaction contemplated hereby and will keep confidential any information specifically marked confidential, unless such information is ascertainable from public or published information or already known by the receiving party.

(d) Exclusive Dealing. During the negotiations of definitive documentation, Buyer will devote substantial time and incur significant out of pocket expenses and, in consideration of Buyer proceeding, EU Energy agrees that, for the period commencing on the date of acceptance of this letter agreement and ending 90 days later, unless automatically extended for 30 days if the EU Energy's audit of its fiscal year ended March 31, 2006 is delayed (the "Exclusive Period"), the Major EU Energy Stockholders and EU Energy (collectively, the "EU Energy Parties") shall not, and shall cause its affiliates, officers, directors, employees and other agents to not, directly or indirectly, (x) take any action to encourage, solicit or initiate any Alternative Proposal (as hereinafter defined) or (y) respond to, continue, initiate or engage in discussions or negotiations concerning any Alternative Proposal with, or disclose in connection with any Alternative Proposal any non public information relating to EU Energy or afford access to the properties, books or records of EU Energy to, any person,

corporation, partnership, limited liability company or other entity (except the Buyer and its representatives). EU Energy shall discontinue and, during the Exclusive Period, not resume or otherwise continue any discussions with respect to any Alternative Proposal existing on or commenced prior to the date hereof (other than, in each case, with the Buyer and its representatives). In addition, during the Exclusive Period, each EU Energy Party shall provide the Buyer with notice of and copies of any Alternative Proposal received by such EU Energy Party (or a summary of the terms thereof in the case of oral proposals) not later than twenty-four hours after receipt. The term "Alternative Proposal" as used herein means any offer or proposal for, or indication of interest in, any acquisition of EU Energy or any of its assets (other than in the ordinary course of business), whether by way of a merger, consolidation, or other business combination, or the acquisition of fifteen percent or more of EU Energy's voting securities (on a fully-diluted basis).

(e) Normal Operations. EU Energy (i) will use reasonable efforts to operate EU Energy's business in the ordinary course consistent with past practice, to retain the goodwill of EU Energy's suppliers, customers, distributors, licensees, and employees and to maintain its property in good repair, order and condition; (ii) except in ordinary course of business or with the Buyer's consent, will not enter into any material contract or materially amend any material contract with respect to EU Energy or make any material increase in the compensation arrangements for any of EU Energy's officers or employees; and (iii) will maintain EU Energy's books, accounts and records in the usual, regular and ordinary manner and on a basis consistent with past practices.

(f) Costs. Buyer and EU Energy will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors, incurred at any time in connection with this Letter or pursuing or consummating the Definitive Agreement, the Acquisition and the transactions contemplated thereby.

(g) Public Disclosure. Unless otherwise provided herein or required by applicable law, neither Buyer nor any of the EU Energy Parties shall make any disclosure with respect to the proposed Acquisition or the existence of this Letter or discussions with respect thereto without the prior consent of the other parties to this transaction. Upon execution of the Definitive Agreement, the parties may mutually agree on the content of an announcement regarding this transaction.

(h) Termination. Except as described in the last sentence of this Section, this Letter and the obligations and rights of the parties hereunder shall terminate as follows: (i) 90 days after the date of acceptance of this Letter without any further action of the parties; (ii) at any time by mutual written consent of both parties; (iii) upon the Closing; or (iv) by either Buyer or EU Energy by written notice to the other party if there has been a material breach of this Letter by the other party. This Letter shall be automatically extended for a 30-day period if the Closing cannot occur due to delays with the audit of EU Energy's financial statements for its fiscal year ended March 31, 2006.

(i) Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of California.

7. Arbitration. Any controversy or claim arising or relating to this Letter and its formation, breach, performance and application shall be submitted to binding arbitration before an arbitrator in accordance with the then-current applicable arbitration rules of JAMS (Judicial Arbitration and Mediation Services). The arbitration shall be conducted in the City of Los Angeles, California. The decision of the arbitrator shall be binding on the parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. The arbitrator shall be empowered to award specific performance, injunctive relief and

damages (but not exemplary damage). The prevailing party shall be entitled to collect reasonable attorneys' fees and costs incurred in the course of prosecuting or defending the claim.

8. Binding Intent. This Letter is intended to, and does, constitute a complete statement of, a legally binding or enforceable agreement or commitment on the part of the EU Energy Parties or Buyer with respect to, the matters described herein. Notwithstanding that this agreement shall be superseded upon the negotiation, execution, and delivery of a formal definitive written agreement containing terms and conditions satisfactory to EU Energy and Buyer, the parties acknowledge that this Agreement shall be binding on the parties.

Please sign and date this Letter in the space(s) provided below to confirm our mutual understandings and agreements before March 3, 2006 as set forth in this Letter and return a signed copy to the undersigned. An executed telecopy of acceptance must be received by that time, whereupon this Letter shall be deemed executed and delivered by both of us.

Very truly yours,

Composite Technology Corporation

____
Name: Benton H Wilcoxon
Title: Chairman and Chief Executive Officer

AGREED TO AND ACKNOWLEDGED

this ____________, 2006 by:

EU Energy plc.

By: ____________________________
Name: Michael Porter
Title: Chairman and Chief Executive Officer

[stockholder signature page follows]

COMPOSITE TECHNOLOGY CORPORATION

Innovative Solutions for the Power Industry

damages (but not exemplary damage). The prevailing party shall be entitled to collect reasonable attorneys' fees and costs incurred in the course of prosecuting or defending the claim.

8. Binding Intent. This Letter is intended to, and does, constitute a complete statement of, a legally binding or enforceable agreement or commitment on the part of the EU Energy Parties or Buyer with respect to, the matters described herein. Notwithstanding that this agreement shall be superseded upon the negotiation, execution, and delivery of a formal definitive written agreement containing terms and conditions satisfactory to EU Energy and Buyer, the parties acknowledge that this Agreement shall be binding on the parties.

Please sign and date this Letter in the space(s) provided below to confirm our mutual understandings and agreements before March 3, 2006 as set forth in this Letter and return a signed copy to the undersigned. An executed telecopy of acceptance must be received by that time, whereupon this Letter shall be deemed executed and delivered by both of us.

Very truly yours,

Composite Technology Corporation

Name: Benton H Wilcoxon
Title: Chairman and Chief Executive Officer

AGREED TO AND ACKNOWLEDGED

this 1st March 2006 by:

EU Energy plc.

By: ____________________
Name: Michael Porter
Title: Chairman and Chief Executive Officer

[stockholder signature page follows]

COMPOSITE TECHNOLOGY CORPORATION

Innovative Solutions for the Power Industry

[stockholder signature page to Letter Agreement dated February 28, 2006
regarding acquisition of EU Energy plc]

AGREED TO AND ACKNOWLEDGED:

Major EU Energy plc Stockholders:

____
Stephen Bircher
Number of Shares: 7,718,503

Keeley Services Limited

By: ______________________________
Name: CHRISTIAAN DE BRUYN
Its:
Number of Shares: 2,500,000

Laikadog Holdings Ltd.

By: ______________________________
Name: ANDREW JOHN SAINTER
Its:
Number of Shares: 2,327,754

Rayna Limited

By: ______________________________
Name: ROBERT SHAUN FARLEY
Its:
Number of Shares: 3,000,000

Wellsford Management Limited

By: ______________________________
Name: CHRISTIAN JULE
Its:
Number of Shares: 3,750,000

2026 McGaw Avenue, Irvine, California 92614 Tel: 949.428.8500 Fax: 949.660.1533 www.compositetechcorp.com